                                   EXHIBIT 12

               Computation of Ratios of Earnings to Fixed Charges
                             (dollars in thousands)


                                                                                                        Six-Month
                                                                                                     Period Ended
                                                  Year Ended December 31,                                June 30,
- -----------------------------------------------------------------------------------------------------------------
                             1990           1991           1992           1993           1994                1995
- -----------------------------------------------------------------------------------------------------------------
Net Income                $28,982        $34,225       $ 51,358       $ 63,636       $ 80,460             $55,112
Interest
Expense                    43,494         56,886         58,159         62,193         67,479              33,724
                          -------        -------       --------       --------       --------             -------

Total                     $72,476        $91,111       $109,517       $125,829       $147,939             $88,836
                          =======        =======       ========       ========       ========             =======

Ratio                        1.67           1.60           1.88           2.02           2.19                2.63


For purposes of calculating the ratio of earnings to fixed charges for the years ended December 31, 1990, 1991, 1992, 1993 and 1994 and the six-month period ended June 30, 1995, net income has been added to interest expense and that sum has been divided by such interest expense.